EXHIBIT 11

BLOUNT INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)


                                               12 MONTHS ENDED                        3 MONTHS ENDED
                                                 FEBRUARY 28,                             MAY 31,
                                   ---------------------------------------        -----------------------

                                     1995            1994            1993           1995            1994
                                   -------         -------         -------        -------         -------
                                                                                        (Unaudited)
                                   Primary         Primary         Primary        Primary         Primary
                                  and Fully       and Fully       and Fully      and Fully       and Fully
                                   Diluted         Diluted         Diluted        Diluted         Diluted
                                   -------         -------         -------        -------         -------
Weighted average common
  shares outstanding                   9,375           9,375           9,375          9,375           9,375
                                  ==========      ==========      ==========     ==========      ==========

Net income                        $   15,764      $    2,851      $   10,321     $    5,061      $    4,341

Less preferred stock dividends        (1,842)         (1,745)         (1,729)          (510)           (444)
                                  ----------      ----------      ----------     ----------      ----------

Less income applicable to
  common stock                    $   13,922      $    1,106      $    8,529     $    4,551      $    3,897
                                  ==========      ==========      ==========     ==========      ==========

Net income per common share       $ 1,485.01      $   117.97      $   916.48     $   485.44      $   415.68
                                  ==========      ==========      ==========     ==========      ==========
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